Exhibit 99.(h)(iv)

AMENDED AND RESTATED

COMPLIANCE SERVICES AGREEMENT

This Amended and Restated Agreement is made effective as of the 1st day of January, 2023, by and among ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (the “VIP Trust”), a Delaware statutory trust (formerly known as a Delaware business trust), ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST (the

“FOF Trust,” and together with the VIP Trust, the “VA Trusts”), a Delaware statutory trust (formerly known as a Delaware business trust), and AIM ETF PRODUCTS TRUST

(“ETF Trust”; together with the VA Trusts, the “Trusts”), a Delaware statutory trust, and ALLIANZ INVESTMENT MANAGEMENT LLC (“AIM”), a Minnesota limited liability company.

WHEREAS, each of the Trusts is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”) as an open-end, management series-type investment company with several outstanding series (collectively, the “Funds”);

WHEREAS, the Trusts are subject to Rule 38a-1 under the 1940 Act and must therefore have a Chief Compliance Officer;

WHEREAS, AIM provides compliance-related services designed to assure that the operation of the Trusts, including the management of the Trusts’ assets by AIM and, in the case of the VIP Trust, by the various subadvisers (the “Subadvisers”) with which AIM enters into subadvisory agreements from time to time, in each instance with the approval of the Board of Trustees of the VIP Trust, meets the applicable requirements of the 1940 Act;

WHEREAS, the Trusts and AIM currently are parties to that Amended and Restated Compliance Services Agreement dated January 1, 2022, pursuant to which AIM has provided certain compliance services to the Trusts (the “Prior Compliance Agreement”); and

WHEREAS, the Trusts and AIM desire to amend and restate the Prior Compliance Agreement to make such changes as are set forth herein;

NOW, THEREFORE, in consideration of the promises and the covenants herein set forth, the Trusts and AIM hereby agree as follows:

1.	Services and Staffing.

a.       General. The personnel responsible for providing compliance services under this agreement will be employees of AIM, or its parent, Allianz Life Insurance Company of North America (“Allianz Life”). Under normal circumstances, such personnel will consist of the Trusts’ Chief Compliance Officer, and other qualified compliance personnel designated by the Chief Compliance Officers of AIM and the Trusts, who will assist the Trusts’ Chief Compliance Officer as described below.

b.       Chief Compliance Officer. The Trusts’ Chief Compliance Officer (who will be approved by the Boards of Trustees of the Trusts) will be responsible for (i) the maintenance and implementation of written compliance policies and procedures that are deemed by the Boards of Trustees of the Trusts to be reasonably designed to prevent the Trusts from violating the provisions of the federal securities laws applicable to the Trusts, as required by Rule 38a-1 under the 1940 Act (the “Fund Compliance Program”); and (ii) for monitoring the Fund Compliance Program and the compliance programs and related policies and procedures of all of the various service providers to the Trusts. The Trusts’ Chief Compliance Officer is subject to the approval and ongoing supervision of the Boards of Trustees of the Trusts. To assist the Chief Compliance Officer in providing the foregoing services, AIM may enter into agreements with one or more affiliated or unaffiliated third parties.

c.       Other Compliance Personnel. Other AIM compliance personnel mutually agreed upon by the Chief Compliance Officers of AIM and the Trusts will be responsible for assisting the Trusts’ Chief Compliance Officer in maintaining and implementing certain aspects of the Trusts’ Fund Compliance Program, as directed by the Trusts’ Chief Compliance Officer. The Trusts’ Chief Compliance Officer periodically (at least quarterly or upon any material change) will notify the Boards of Trustees of the Trusts of the particular individuals designated to provide these compliance services to the Trusts and services provided.

2.          Fees. In compensation for the compliance services provided under this Agreement, the Trusts will pay to AIM the following amounts:

a.       For the Trusts’ Chief Compliance Officer, the Trusts will pay: (i) 100% of the Trusts’ Chief Compliance Officer’s annual cash compensation (salary plus discretionary bonus), cost of benefits, and allocated office overhead; (ii) 100% of the travel and educational expenses incurred by the Trusts’ Chief Compliance Officer for the benefit of the Trusts; and (iii) under normal circumstances, 100% of the travel expenses incurred by the Trusts’ Chief Compliance Officer in connection with due diligence trips to third-party service providers of the Trusts, including Subadvisers. The total amount of the Trusts’ Chief Compliance Officer’s compensation, including any discretionary bonus, will be subject to the review and approval of the Boards of Trustees of the Trusts at least annually.

b.       For the other AIM compliance personnel assisting the Trusts’ Chief Compliance Officer as provided herein, the Trusts shall pay to AIM $100 per hour for services rendered.

c.       All costs payable hereunder will be allocated among the Trusts in the amounts set forth on Annex A hereto, as the same may be adjusted from time to time. Allocations shall be based on a good faith determination of the benefit received, the nature of the expense and the time expended relative to each Trust to which the costs are allocated. For the avoidance of doubt, allocations may be adjusted at any time to reflect material changes.

d.       At least annually, the Trusts’ Chief Compliance Officer will report to the Boards of Trustees of the Trusts on the allocation of costs and expected costs to be paid by the Trusts with respect to each person providing compliance services to the Trusts.

e.       Fees calculated hereunder will be paid to AIM quarterly, within 15 business days following quarter end, upon receipt of an itemized statement of services rendered.

3.         Recordkeeping. AIM will maintain records of the cash compensation, the cost of benefits, and allocated office overhead for the Trusts’ Chief Compliance Officer and the other compliance personnel. Such records will be available to the Trusts upon request.

4.          Conflict of Interest. The parties to this Agreement acknowledge that the Trusts’ Chief Compliance Officer is an employee of Allianz Life and reports to the Chief Ethics and Compliance Officer of Allianz Life for AIM human resources purposes, including performance review and compensation, and that this relationship involves inherent conflicts of interest. The parties to this Agreement further acknowledge that this Agreement has been structured to address in part such conflicts of interest.

5.          Governing Law. This Agreement will be construed in accordance with the laws of the State of Minnesota and the 1940 Act. In the event of a conflict between the provisions of Minnesota law and the requirements of the 1940 Act, the 1940 Act shall prevail.

6.          Amendments. This Agreement may be amended only in writing, signed by the parties hereto.

7.          Termination. This Agreement may be terminated by any party on 90 days’ written notice to the other parties, provided, however, that the Boards of Trustees of the Trusts may terminate the Trusts’ Chief Compliance Officer at any time.

8.          Entire Agreement. This Agreement supersedes all prior agreements between the parties, including in particular the Prior Compliance Agreement, for any or all of the services described herein.

9.          Multiple Originals. This Agreement may be executed in two or more counterparts, each of when so executed will be deemed to be an original, but such counterparts will together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

By:	/s/ Mike Tanski
Title:	Vice President

ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

By:	/s/ Mike Tanski
Title:	Vice President

AIM ETF PRODUCTS TRUST

By:	/s/ Mike Tanski
Title:	Vice President

ALLIANZ INVESTMENT MANAGEMENT LLC

By:	/s/ Brian Muench
Title:	President

Annex A

Allocation of Compliance Expenses by Trust

(As of January 1, 2023)

Item	Allocation

Trusts’ Chief Compliance Officer	67% to the VA Trusts
33% to the ETF Trusts

Additional compliance personnel	Equitably to the benefitting Trust[s]

Travel and educational expenses	Equitably to the benefitting Trust[s]

Travel expenses incurred by CCO in connection with due diligence trips to third-party service providers of the Trusts	Equitably to the benefitting Trust[s]

(Subject to adjustment based on specific circumstances.)